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                                                                     EXHIBIT 5.1

                         [PERKINS COIE LLP LETTERHEAD]

                               January 28, 2000


WatchGuard Technologies, Inc.
316 Occidental Avenue South, Suite 200
Seattle, WA  98104

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the proceedings for the authorization and issuance by WatchGuard Technologies, Inc. (the "Company") of up to 1,500,000 shares (the "Company Firm Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), and as special counsel to certain of the Company's stockholders (the "Selling Stockholders") in connection with the sale of 1,500,000 shares by the Selling Stockholders (the "Stockholder Firm Shares" and, together with the Company Firm Shares, the "Firm Shares"), together with an additional 425,000 shares of Common Stock if and to the extent the underwriters exercise an over-allotment option granted by the Selling Stockholders (the "Option Shares"), and in connection with the preparation and filing of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the Firm Shares and the Option Shares.

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

     (a) the effectiveness of the Registration Statement and any amendments thereto;

     (b) due issuance by the Company and registration by its transfer agent of the Company Firm Shares;

     (c) due action by the Selling Stockholders authorizing the sale of the Stockholder Firm Shares and the Option Shares;
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     (d)  the offering and sale of the Firm Shares and, to the extent the underwriters exercise the over-allotment option, the Option Shares, as contemplated by the Registration Statement and the Underwriting Agreement and in accordance with the resolutions of the Board of Directors of the Company authorizing the sale and issuance of the Company Firm Shares and with the Stockholder actions authorizing the sale of Stockholder Firm Shares and Option Shares; and

     (e) receipt by the Company of the consideration for the Company Firm Shares as contemplated by the Registration Statement and the Underwriting Agreement and receipt by the Selling Stockholders of the consideration for the Stockholder Firm Shares and, to the extent the underwriters exercise their over-allotment option, for the Option Shares, as contemplated by the Registration Statement and the Underwriting Agreement;

the Firm Shares and, to the extent the underwriters exercise their over-allotment option, the Option Shares, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,



                                       /s/ PERKINS COIE LLP


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